EXHIBIT 99.1

Stock Yards Bancorp Reports Strong Third Quarter Earnings of $23.2 Million or $0.86 Per Diluted Share

Third Quarter Highlighted by Solid Organic Loan Growth and Record Levels of Operating Income

LOUISVILLE, Ky., Oct. 27, 2021 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, Central and Eastern Kentucky, as well as the Indianapolis and Cincinnati metropolitan markets, today reported earnings for the third quarter ended September 30, 2021. Net income for the third quarter was $23.2 million, or $0.86 per diluted share, compared with net income of $14.5 million, or $0.64 per diluted share, for the third quarter of 2020. Strong organic loan growth across all markets and record levels of operating (non-interest) income highlighted by wealth management and trust, card income and treasury management fees, contributed to strong profitability for the quarter.

(dollar amounts in thousands, except per share data)	3Q21	2Q21	3Q20
Net interest income	$45,483	$41,584	$33,695
Provision for credit loss expense(6)	(1,525)	4,147	4,968
Non-interest income	17,614	15,788	13,043
Non-interest expenses	34,558	48,177	25,646
Income before income tax expense	30,064	5,048	16,124
Income tax expense	6,902	864	1,591
Net income	$23,162	$4,184	$14,533
Net income per share, diluted	$0.86	$0.17	$0.64
Net interest margin	3.14%	3.36%	3.26%
Efficiency ratio(4)	54.63%	83.86%	54.79%
Tangible common equity to tangible assets(1)	8.64%	8.57%	9.52%
Annualized return on average equity(7)	13.92%	3.25%	13.57%
Annualized return on average assets(7)	1.50%	0.32%	1.34%

“We delivered strong earnings for the third quarter, highlighted by strong organic loan growth, record loan production, solid revenue growth from both organic and acquired assets and record operating income,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “In addition to solid organic growth, our successful merger with Kentucky Bancshares early in the second quarter of this year has contributed nicely to top line revenue growth. Further, we are confident that our recently announced merger of Commonwealth Bancshares, Inc. (Commonwealth) will provide tremendous opportunities to generate additional growth going forward. This combination brings together two Louisville based community banks who are like-minded with similar cultures. The transaction not only builds upon our already prominent market share in the Louisville market, as Commonwealth is the largest privately-held bank headquartered in the Louisville MSA, but also expands our presence in the attractive Shelby County and Northern Kentucky markets. Additionally, and just as important, this combination bolsters our wealth management capabilities, adding significant wealth and trust assets. We remain on track to welcome Commonwealth to the Stock Yards family with an anticipated legal closing date during the fourth quarter.”

Commonwealth, headquartered in Louisville, Kentucky, operates 15 retail branches, including 9 in Jefferson County, four in Shelby County and two in Northern Kentucky. As of September 30, 2021, Commonwealth reported approximately $1.2 billion in assets, $711 million in loans (excluding PPP), $1.0 billion in deposits and $89 million in tangible common equity. Commonwealth also maintains a Wealth Management and Trust Department with total assets under management of $2.6 billion at September 30, 2021.

“During the third quarter, we completed our system conversion of Kentucky Bancshares and the majority of the costs associated with the merger were recognized during the second quarter. Although additional work remains to complete the full integration of the two companies and realize all expected operating synergies, we are exceptionally pleased with the progress we have made through the dedicated efforts of our employees. We anticipate, similar to our two prior successful mergers, the merger with Kentucky Bancshares will result in significant benefits to our expanding group of clients, communities, employees and shareholders,” said Hillebrand.

“With loans growing by approximately $750 million and deposits by approximately $1 billion, the Kentucky Bancshares merger, which was completed on May 31, 2021, is already having a significant impact on our operating results -  increasing our scale and reach and providing tremendous opportunity for future growth,” said Hillebrand. With the completion of the merger, at September 30, 2021, the Company had $6.2 billion in assets, $4.1 billion in net loans and $5.3 billion in total deposits. The combined enterprise, with 63 branch offices, has and will continue to benefit from a diversified geographic footprint with significant growth opportunities.

“Due to further economic forecast improvements and continued solid performance of the loan portfolio during the current quarter, we recorded a net benefit of $1.5 million to provision for credit loss expense during the third quarter. This compares to a $5.0 million net provision expense in the third quarter a year ago. We feel that we are well-positioned for future growth, having established credit loss reserves to total loans (excluding PPP loans), of 1.43%(2) at September 30, 2021,” concluded Hillebrand.

Additional key factors contributing to the third quarter of 2021 results included:

  Organic loan growth, excluding PPP loans, totaled $128 million for the third quarter of 2021 – the second largest growth quarter in the company’s history behind the fourth quarter of 2020. Over the past twelve months, organic growth in loans totaled $254 million, or 9%, with $28 million of the growth attributed to the new Central Kentucky market.
  Ending loan balances across all four primary markets (Louisville, Cincinnati, Indianapolis and Central Kentucky) were at historical highs at quarter end.
  Deposit growth remained strong at $82 million on a linked quarter basis.
  Interest income on non-PPP loans increased $9.2 million, or 31%, over the third quarter of 2020 with $7.7 million of the increase representing the Central Kentucky contribution. Significant rate contraction continued to impact the loan portfolio. PPP interest/fee income totaled $4.4 million and $4.2 million for the third quarters of 2021 and 2020, respectively.
  Despite a 14 basis point benefit from PPP loans, net interest margin (NIM) continued to be negatively impacted by loan yield contraction and significant ongoing levels of excess balance sheet liquidity.
  Consistent with stabilization in the Federal Reserve Board unemployment forecast, solid credit quality statistics and a decline in available credit, a net reduction of $1.5 million in credit loss reserves was recorded for the third quarter of 2021, compared to a net reserve build of $5.0 million for the third quarter of 2020.
  Non-interest income increased 35% over the third quarter of 2020, boosted by a $3.0 million Central Kentucky contribution. Significant growth in assets under management tied to record net new business and strong market performance served to boost asset-based fees and wealth management and trust services income to a record quarter. Deposit service charges increased significantly, or 77% over the third quarter of 2020, a period significantly impacted by the pandemic. Card income and treasury management fees once again set historic quarterly records, representing 75% and 29% increases over the third quarter of 2020, respectively. The significant decline in mortgage banking income of 54% was consistent with a nearly 50% decline in origination volume. Brokerage income increased 81%, the strongest quarterly performance in over five years.
  The increase in non-interest expenses primarily related to higher compensation expenses, correlating with the increase in full time equivalent employees and increased incentive compensation tied to Company performance.

Results of Operations – Third Quarter 2021 Compared with Third Quarter 2020

Net interest income – the Company’s largest source of revenue – increased 35%, or $11.8 million, to $45.5 million, driven by higher interest income on non-PPP loans and the continued decline in cost of funds.

  Total interest income increased by $10.8 million, or 30%, to $46.9 million, primarily due to increased interest income on non-PPP loans, partly offset by continued earning-asset yield contraction.
  Total interest expense declined 40%, to $1.5 million. Interest expense on deposits decreased $704,000, or 33%, as the cost of interest bearing deposits declined to 0.16% in the third quarter of 2021 from 0.33% in the third quarter a year ago. While average interest bearing deposit balances surged, demand accounts increased $555 million, or 48%, as the Company continued to benefit significantly from the strategic lowering of stated deposit rates.
  NIM decreased 12 basis points to 3.14% for the third quarter of 2021 from 3.26% for the third quarter a year ago. During the quarter, forgiveness within the PPP loan portfolio and related fee income recognition had a 14 basis point positive impact to NIM. However, overall NIM continues to be negatively impacted by loan yield contraction and significant ongoing excess balance sheet liquidity, which represented a 26 basis point negative impact.
  Interest income on non-PPP loans increased $9.2 million, or 31%, quarter over prior year quarter, with $7.7 million of the increase representing the Central Kentucky market contribution. Despite a $1.01 billion increase in average non-PPP loans, significant rate contraction has continued to impact the portfolio, with the average quarterly yield earned on non-PPP loans contracting 24 basis points over the past 12 months to 3.98%. PPP interest/fee income totaled $4.4 million and $4.2 million for the third quarters of 2021 and 2020, respectively.
  Despite a $931 million combined quarter over prior year quarter increase in average balance of overnight funds and securities, corresponding interest income increased only $1.5 million, attributable to the decline in rates earned.
  Interest expense on FHLB advances declined $282,000, or 85%, consistent with the $49 million, or 83%, decline in average balance from the third quarter of 2020 to the third quarter of 2021. The Bank has not replaced any matured advances in 2020 and 2021.

The Company recorded a net benefit of $1.5 million for credit losses during the third quarter of 2021, which included a $1.0 million benefit to provision for credit losses for loans and a $525,000 net benefit to provision for credit losses for off-balance sheet exposures consistent with improvement in underlying CECL model factors.

Non-interest income increased $4.6 million, or 35%, to $17.6 million.

  Wealth management and trust income totaled a record $7.1 million for the third quarter of 2021, increasing $1.5 million, or 26%, over the third quarter a year ago. Significant growth in assets under management tied to record net new business and strong market performance served to boost asset-based fees and wealth management and trust services income to a record quarter. In addition, the new Central Kentucky market boosted assets under management by $250 million at September 30, 2021.
  Retail deposit service charges increased $770,000 compared to the third quarter a year ago, a period severely impacted by the pandemic.
  Card income increased $1.7 million, or 75%, over the third quarter of 2020. Growth trends in both portfolios remain positive, as card income benefitted significantly from improving economic activity, with consumers and businesses increasing their spending activities, complimented by a meaningful contribution from Central Kentucky.
  Treasury management fees increased by $403,000, or 29%, driven by increased transaction volume, new product sales and customer base expansion. In addition, calling efforts to existing customers have led to significant increases in online services, reporting, ACH origination, remote deposit and fraud mitigation services.
  Mortgage banking income, which primarily consists of gain on sale of loans, servicing income and mortgage servicing rights amortization, was $915,000 for the third quarter of 2021, down 54% from the third quarter a year ago primarily due to a significant decline in loans sold and higher mortgage rates.

Non-interest expenses increased $8.9 million, to $34.6 million.

  Compensation expense increased $4.1 million, or 31%, primarily due to the increase in full time equivalent employees. Full time equivalent employees increased to 794 at quarter end from 626 at September 30, 2020, as the Bank added 156 associates in connection with its expansion into Central Kentucky, contributing $2.9 million to the total compensation increase. Contributing to the increase, additional incentive compensation of $949,000 was expensed in the third quarter of 2021, consistent with the Company’s operating performance.
  Employee benefits increased $809,000, or 28%, primarily due to higher health insurance expense, 401(k) matching and payroll tax expenses associated with the above-mentioned increase in full time equivalent employees.
  Net occupancy and equipment expenses increased $555,000, or 25%, as 19 branches were added with the second quarter expansion into Central Kentucky.
  Technology and communication expenses, which include computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $850,000, or 37%. The majority of the increase related to the merger, as the system conversion did not occur until late August.
  Card processing expense increased $830,000, consistent with the card income trend noted above. Expense related to the Central Kentucky market totaled $651,000 for the third quarter of 2021.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business increased $488,000, or 93%, compared to the third quarter a year ago, a period significantly impacted by the pandemic.
  Capital and deposit tax declined $520,000, or 48%, as the Company has transitioned to record Kentucky state income tax as a component of tax expense.
  Merger expenses totaled $525,000 for the third quarter of 2021 and related to the pending Commonwealth merger.
  Other non-interest expenses increased $1.0 million, or 83%, primarily due to merger related items such as core deposit intangible amortization and insurance captive expenses.

Financial Condition – September 30, 2021 Compared with September 30, 2020

Total assets increased $1.8 billion year over year, or 42%, to $6.2 billion.

Total loans increased $717 million year over year, or 21%, to $4.2 billion. Excluding the PPP loan portfolio, total loans increased $1.1 billion, or 40%, over the past twelve months, with approximately $750 million of growth associated with the Central Kentucky market. Total line of credit usage increased to 41% as of September 30, 2021, from 37% at September 30, 2020, with commercial and industrial line usage increasing meaningfully, but remaining well below pre-pandemic levels.

The Company acquired nearly $400 million in securities related to the current year merger and has deployed $325 million of excess cash into securities in 2021, contributing significantly to the $641 million of growth in the investment portfolio over the past twelve months.

Total deposits increased $1.6 billion, or 42%, from September 30, 2020, to September 30, 2021, with non-interest bearing deposits representing $565 million of the growth. Both period end and average deposit balances ended at record levels at September 30, 2021, as Federal programs such as the PPP and stimulus checks have boosted deposit balances.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the third quarter of 2021, the Company recorded net loan charge-offs of $1.9 million, primarily related to one Central Kentucky commercial real estate relationship where the charged off amount  had been fully reserved for at the time of merger. This compared to net loan charge-offs of $1.6 million in the third quarter of 2020. Non-performing loans totaled $5 million, or 0.13%(2) of total loans (excluding PPP) outstanding compared to $14 million, or 0.48%(2) of total loans (excluding PPP) outstanding at September 30, 2020.

At September 30, 2021, the Company remained “well-capitalized,” the highest regulatory capital rating for financial institutions. Total equity to assets was 10.73% and the tangible common equity ratio was 8.64%(1) at September 30, 2021, compared to 9.82%(1) and 9.52%(1), respectively, at December 31, 2020 and September 30, 2020.

In August, 2021, the Board of Directors increased its cash dividend rate to $0.28 per common share. The dividend was paid on October 1, 2021, to stockholders of record as of September 20, 2021.

No shares were repurchased in the current year and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – Third Quarter 2021 Compared with Second Quarter 2021

Net interest income increased $3.9 million, or 9%, over the prior quarter to $45.5 million, led by the merger, organic loan growth, PPP fee recognition and the continued decline in cost of funds.

Due to continued improvement in the unemployment forecast combined with solid traditional credit metrics, the Company recorded a $1.0 million benefit to provision for credit losses on loans in the third quarter of 2021. During the second quarter of 2021, the Company recorded a net benefit of $2.7 million to provision for credit losses for legacy Stock Yards loan portfolio and an additional $7.4 million in merger related credit loss expense associated with the acquired non-Purchase Credit Deteriorated loan portfolio.

Non-interest income increased $1.8 million, or 12%, to $17.6 million. Higher card income, deposit service fees, wealth management and trust service fees and treasury management fees more than offset the reduction in mortgage banking income. During the third quarter of 2021, the Company benefitted from three full months of Central Kentucky operations compared to one month during the second quarter of 2021.

Non-interest expenses decreased $13.6 million, or 28%, to $34.6 million, with the majority of the decrease associated with the Central Kentucky market expansion. Merger expenses totaled $525,000 in the third quarter of 2021 and related primarily to the pending Commonwealth merger, compared to $18.1 million of merger expenses related to the Kentucky Bancshares merger in the second quarter. Compensation expense increased $1.7 million, to $17.4 million compared with the second quarter of 2021, due to the addition of 156 full time equivalent employees in association with the Central Kentucky expansion and additional incentive compensation recorded during the current quarter tied to Company performance.

Financial Condition – September 30, 2021, Compared with June 30, 2021

Total assets increased $93 million on a linked quarter basis to $6.2 billion, reflecting organic increases in loans and investment securities.

Total loans decreased $17 million on a linked quarter basis to $4.2 billion at quarter end. Total loans excluding the PPP portfolio increased $128 million, or 3%, on a linked quarter basis. Total line of credit usage increased to 41% as of September 30, 2021, from 39% at June 30, 2021, with commercial and industrial line usage increasing meaningfully, but remaining well below pre-pandemic levels.

Total deposits increased $82 million, or 2%, on a linked quarter basis, as a result of organic growth in deposit balances with both existing and new customers.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $6.2 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

Forward-looking Statements

Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the merger transaction between Stock Yards and Kentucky Bancshares, which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Stock Yards with the SEC, risks and uncertainties for Stock Yards include but are not limited to: the possibility that any of the anticipated benefits of the recent Kentucky Bancshares merger and proposed Commonwealth Bancshares merger will not be realized or will not be realized within the expected time period; the risk that integration of acquired operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards’ issuance of additional shares of Stock Yards common stock in connection with the merger; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of the combined company; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this communication are made as of the date hereof and are based on information available at that time. Except as required by law, Stock Yards assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Please refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2021, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2021 Earnings Release
(In thousands unless otherwise noted)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
Income Statement Data		2021	2020	2021	2020

Net interest income, fully tax equivalent (3)		$45,643	$33,768	$125,178	$99,834
Interest income:
Loans		$43,307	$33,844	$120,402	$101,692
Federal funds sold and interest bearing due from banks		208	54	358	673
Mortgage loans held for sale		53	173	175	359
Securities		3,380	2,073	8,633	6,808
Total interest income		46,948	36,144	129,568	109,532
Interest expense:
Deposits		1,403	2,107	4,348	8,676
Securities sold under agreements to repurchase and
other short-term borrowings		11	9	27	64
Federal Home Loan Bank advances		51	333	301	1,123
Total interest expense		1,465	2,449	4,676	9,863
Net interest income		45,483	33,695	124,892	99,669
Provision for credit losses (6)		(1,525)	4,968	1,147	17,918
Net interest income after provision for credit losses		47,008	28,727	123,745	81,751
Non-interest income:
Wealth management and trust services		7,128	5,657	20,234	17,601
Deposit service charges		1,768	998	3,945	3,081
Debit and credit card income		3,887	2,218	9,444	6,261
Treasury management fees		1,771	1,368	5,041	3,901
Mortgage banking income		915	1,979	3,662	4,447
Net investment product sales commissions and fees		780	431	1,789	1,288
Bank owned life insurance		275	172	642	527
Other		1,090	220	2,489	1,095
Total non-interest income		17,614	13,043	47,246	38,201
Non-interest expenses:
Compensation		17,381	13,300	45,888	37,296
Employee benefits		3,662	2,853	10,290	8,891
Net occupancy and equipment		2,732	2,177	7,021	6,045
Technology and communication		3,173	2,323	8,189	6,385
Debit and credit card processing		1,479	649	3,160	1,908
Marketing and business development		1,011	523	2,357	1,548
Postage, printing and supplies		630	472	1,499	1,355
Legal and professional		700	544	1,828	1,795
FDIC Insurance		387	435	1,141	894
Amortization of investments in tax credit partnerships		53	52	315	141
Capital and deposit based taxes		556	1,076	1,541	3,331
Merger expenses		525	-	19,025	-
Federal Home Loan Bank early termination penalty		-	-	474	-
Other		2,269	1,242	4,980	3,041
Total non-interest expenses		34,558	25,646	107,708	72,630
Income before income tax expense		30,064	16,124	63,283	47,322
Income tax expense		6,902	1,591	13,227	6,189
Net income		$23,162	$14,533	$50,056	$41,133

Net income per share - Basic		$0.87	$0.64	$2.04	$1.82
Net income per share - Diluted		0.86	0.64	2.02	1.81
Cash dividend declared per share		0.28	0.27	0.82	0.81

Weighted average shares - Basic		26,688	22,582	24,567	22,553
Weighted average shares - Diluted		26,929	22,802	24,809	22,759

				September 30,
Balance Sheet Data				2021	2020

Loans				$4,189,117	$3,472,481
Allowance for credit losses on loans				56,533	50,501
Total assets				6,181,188	4,365,129
Non-interest bearing deposits				1,744,790	1,180,001
Interest bearing deposits				3,597,234	2,574,217
Federal Home Loan Bank advances				10,000	56,356
Stockholders' equity				663,547	428,598
Total shares outstanding				26,585	22,692
Book value per share (1)				$24.96	$18.89
Tangible common equity per share (1)				19.63	18.25
Market value per share				58.65	34.04

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2021 Earnings Release

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
Average Balance Sheet Data		2021	2020	2021	2020

Federal funds sold and interest bearing due from banks		$532,549	$194,100	$361,713	$216,014
Mortgage loans held for sale		8,875	28,520	10,703	17,202
Available for sale debt securities		1,034,712	442,089	831,229	433,744
Federal Home Loan Bank stock		11,364	11,284	11,312	11,284
Loans		4,173,260	3,444,407	3,876,639	3,245,011
Total interest earning assets		5,760,760	4,120,400	5,091,596	3,923,255
Total assets		6,139,176	4,325,500	5,364,121	4,118,441
Interest bearing deposits		3,525,785	2,521,838	3,134,978	2,446,585
Total deposits		5,297,917	3,707,845	4,652,401	3,514,554
Securities sold under agreement to repurchase and other short term borrowings		82,048	49,709	68,485	47,803
Federal Home Loan Bank advances		10,000	59,487	19,398	65,751
Total interest bearing liabilities		3,617,833	2,631,034	3,222,861	2,560,139
Total stockholders' equity		660,099	426,049	541,238	415,595

Performance Ratios
Annualized return on average assets (7)		1.50%	1.34%	1.25%	1.33%
Annualized return on average equity (7)		13.92%	13.57%	12.37%	13.22%
Net interest margin, fully tax equivalent		3.14%	3.26%	3.29%	3.40%
Non-interest income to total revenue, fully tax equivalent		27.85%	27.86%	27.40%	27.67%
Efficiency ratio, fully tax equivalent (4)		54.63%	54.79%	62.47%	52.62%

Capital Ratios
Total stockholders' equity to total assets (1)				10.73%	9.82%
Tangible common equity to tangible assets (1)				8.64%	9.52%
Average stockholders' equity to average assets				10.09%	10.09%
Total risk-based capital				12.61%	13.79%
Common equity tier 1 risk-based capital				11.69%	12.61%
Tier 1 risk-based capital				11.69%	12.61%
Leverage				8.98%	9.70%

Loan Segmentation
Commercial real estate - non-owner occupied				$1,142,647	$828,328
Commercial real estate - owner occupied				652,631	492,825
Commercial and industrial				910,923	704,582
Commercial and industrial - PPP				231,335	642,056
Residential real estate - owner occupied				398,069	211,984
Residential real estate - non-owner occupied				277,045	143,149
Construction and land development				303,642	257,875
Home equity lines of credit				140,027	97,150
Consumer				104,629	71,429
Leases				12,348	13,981
Credit cards - commercial				15,821	9,122
Total loans and leases				$4,189,117	$3,472,481

Asset Quality Data
Non-accrual loans				$5,036	$12,358
Troubled debt restructurings				13	18
Loans past due 90 days or more and still accruing				-	1,152
Total non-performing loans				5,049	13,528
Other real estate owned				7,229	612
Total non-performing assets				$12,278	$14,140
Non-performing loans to total loans (2)				0.12%	0.39%
Non-performing assets to total assets				0.20%	0.32%
Allowance for credit losses on loans to total loans (2)				1.35%	1.45%
Allowance for credit losses on loans to average loans				1.46%	1.56%
Allowance for credit losses on loans to non-performing loans				1120%	373%
Net (charge-offs) recoveries		$(1,891)	$(1,625)	$(4,640)	$(1,664)
Net (charge-offs) recoveries to average loans (5)		-0.05%	-0.05%	-0.12%	-0.05%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2021 Earnings Release

	Quarterly Comparison
Income Statement Data	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Net interest income, fully tax equivalent (3)	$45,643	$41,661	$37,874	$36,301	$33,768
Net interest income	$45,483	$41,584	$37,825	$36,252	$33,695
Provision for credit losses (6)	(1,525)	4,147	(1,475)	500	4,968
Net interest income after provision for credit losses	47,008	37,437	39,300	35,752	28,727
Non-interest income:
Wealth management and trust services	7,128	6,858	6,248	5,805	5,657
Deposit service charges	1,768	1,233	944	1,080	998
Debit and credit card income	3,887	3,284	2,273	2,219	2,218
Treasury management fees	1,771	1,730	1,540	1,506	1,368
Mortgage banking income	915	1,303	1,444	1,708	1,979
Net investment product sales commissions and fees	780	545	464	487	431
Bank owned life insurance	275	206	161	166	172
Other	1,090	629	770	727	220
Total non-interest income	17,614	15,788	13,844	13,698	13,043
Non-interest expenses:
Compensation	17,381	15,680	12,827	14,072	13,300
Employee benefits	3,662	3,367	3,261	2,173	2,853
Net occupancy and equipment	2,732	2,244	2,045	2,137	2,177
Technology and communication	3,173	2,670	2,346	2,347	2,323
Debit and credit card processing	1,479	976	705	698	649
Marketing and business development	1,011	822	524	835	523
Postage, printing and supplies	630	460	409	423	472
Legal and professional	700	666	462	597	544
FDIC Insurance	387	349	405	323	435
Amortization of investments in tax credit partnerships	53	231	31	2,955	52
Capital and deposit based taxes	556	527	458	1,055	1,076
Merger expenses	525	18,100	400	-	-
Federal Home Loan Bank early termination penalty	-	474	-	-	-
Other	2,269	1,611	1,100	1,414	1,242
Total non-interest expenses	34,558	48,177	24,973	29,029	25,646
Income before income tax expense	30,064	5,048	28,171	20,421	16,124
Income tax expense	6,902	864	5,461	2,685	1,591
Net income	$23,162	$4,184	$22,710	$17,736	$14,533

Net income per share - Basic	$0.87	$0.17	$1.00	$0.79	$0.64
Net income per share - Diluted	0.86	0.17	0.99	0.78	0.64
Cash dividend declared per share	0.28	0.27	0.27	0.27	0.27

Weighted average shares - Basic	26,688	24,140	22,622	22,593	22,582
Weighted average shares - Diluted	26,929	24,379	22,865	22,794	22,802

	Quarterly Comparison
Balance Sheet Data	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Cash and due from banks	$84,520	$58,477	$43,061	$43,179	$49,517
Federal funds sold and interest bearing due from banks	500,421	481,716	289,920	274,766	241,486
Mortgage loans held for sale	10,201	5,420	6,579	22,547	23,611
Available for sale debt securities	1,070,148	1,006,908	672,167	586,978	429,184
Federal Home Loan Bank stock	9,376	14,475	10,228	11,284	11,284
Loans	4,189,117	4,206,392	3,635,156	3,531,596	3,472,481
Allowance for credit losses on loans	56,533	59,424	50,714	51,920	50,501
Goodwill	135,830	136,529	12,513	12,513	12,513
Total assets	6,181,188	6,088,072	4,794,075	4,608,629	4,365,129
Non-interest bearing deposits	1,744,790	1,743,953	1,370,183	1,187,057	1,180,001
Interest bearing deposits	3,597,234	3,516,153	2,829,779	2,801,577	2,574,517
Securities sold under agreements to repurchase	74,406	63,942	51,681	47,979	40,430
Federal funds purchased	10,908	10,947	8,642	11,464	9,179
Federal Home Loan Bank advances	10,000	10,000	24,180	31,639	56,536
Stockholders' equity	663,547	651,089	443,232	440,701	428,598
Total shares outstanding	26,585	26,588	22,781	22,692	22,692
Book value per share (1)	$24.96	$24.49	$19.46	$19.42	$18.89
Tangible common equity per share (1)	19.63	19.16	18.82	18.78	18.25
Market value per share	58.65	50.89	51.06	40.48	34.04

Capital Ratios
Total stockholders' equity to total assets (1)	10.73%	10.69%	9.25%	9.56%	9.82%
Tangible common equity to tangible assets (1)	8.64%	8.57%	8.97%	9.28%	9.52%
Average stockholders' equity to average assets	10.75%	9.88%	9.44%	9.61%	9.85%
Total risk-based capital	12.61%	12.80%	13.39%	13.36%	13.79%
Common equity tier 1 risk-based capital	11.69%	11.79%	12.32%	12.23%	12.61%
Tier 1 risk-based capital	11.69%	11.79%	12.32%	12.23%	12.61%
Leverage	8.98%	10.26%	9.46%	9.57%	9.70%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2021 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Federal funds sold and interest bearing due from banks	$532,549	$313,954	$235,370	$271,277	$194,100
Mortgage loans held for sale	8,875	8,678	14,618	28,951	28,520
Available for sale debt securities	1,034,712	793,696	661,175	510,677	442,089
Loans	4,173,260	3,844,662	3,605,760	3,483,298	3,444,407
Total interest earning assets	5,760,760	4,972,914	4,527,563	4,305,487	4,120,400
Total assets	6,139,176	5,226,654	4,710,836	4,512,874	4,325,500
Interest bearing deposits	3,525,785	3,055,360	2,815,986	2,689,103	2,521,838
Total deposits	5,297,917	4,552,583	4,094,179	3,888,247	3,707,845
Securities sold under agreement to repurchase	82,048	66,591	56,536	55,825	49,709
Federal Home Loan Bank advances	10,000	19,135	29,270	48,771	59,487
Total interest bearing liabilities	3,617,833	3,141,086	2,901,792	2,793,699	2,631,034
Total stockholders' equity	660,099	516,427	444,821	433,596	426,049

Performance Ratios
Annualized return on average assets (7)	1.50%	0.32%	1.96%	1.56%	1.34%
Annualized return on average equity (7)	13.92%	3.25%	20.71%	16.27%	13.57%
Net interest margin, fully tax equivalent	3.14%	3.36%	3.39%	3.35%	3.26%
Non-interest income to total revenue, fully tax equivalent	27.85%	27.48%	26.77%	27.40%	27.86%
Efficiency ratio, fully tax equivalent (4)	54.63%	83.86%	48.29%	58.06%	54.79%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,142,647	$1,170,461	$876,523	$833,470	$828,328
Commercial real estate - owner occupied	652,631	604,120	527,316	508,672	492,825
Commercial and industrial	910,923	845,038	742,505	775,154	704,582
Commercial and industrial - PPP	231,335	377,021	612,885	550,186	642,056
Residential real estate - owner occupied	398,069	377,783	262,516	239,191	211,984
Residential real estate - non-owner occupied	277,045	273,782	136,380	140,930	143,149
Construction and land development	303,642	281,149	281,815	291,764	257,875
Home equity lines of credit	140,027	142,468	91,233	95,366	97,150
Consumer	104,629	105,439	78,326	71,874	71,429
Leases	12,348	14,171	14,115	14,786	13,981
Credit cards - commercial	15,821	14,960	11,542	10,203	9,122
Total loans and leases	$4,189,117	$4,206,392	$3,635,156	$3,531,596	$3,472,481

Asset Quality Data
Non-accrual loans	$5,036	$12,814	$12,913	$12,514	$12,358
Troubled debt restructurings	13	14	15	16	18
Loans past due 90 days or more and still accruing	-	1,050	1,377	649	1,152
Total non-performing loans	5,049	13,878	14,305	13,179	13,528
Other real estate owned	7,229	648	281	281	612
Total non-performing assets	$12,278	$14,526	$14,586	$13,460	$14,140
Non-performing loans to total loans (2)	0.12%	0.33%	0.39%	0.37%	0.39%
Non-performing assets to total assets	0.20%	0.24%	0.30%	0.29%	0.32%
Allowance for credit losses on loans to total loans (2)	1.35%	1.41%	1.40%	1.47%	1.45%
Allowance for credit losses on loans to average loans	1.35%	1.55%	1.41%	1.49%	1.47%
Allowance for credit losses on loans to non-performing loans	1120%	428%	355%	394%	373%
Net (charge-offs) recoveries	$(1,891)	$(2,743)	$(6)	$19	$(1,625)
Net (charge-offs) recoveries to average loans (5)	-0.05%	-0.07%	0.00%	0.00%	-0.05%

Other Information
Total assets under management (in millions)	$4,506	$4,440	$3,989	$3,852	$3,414
Full-time equivalent employees	794	823	638	641	626

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Total stockholders' equity - GAAP (a)	$663,547	$651,089	$443,232	$440,701	$428,598
Less: Goodwill	(135,830)	(136,529)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(5,871)	(5,162)	(1,885)	(1,962)	(2,042)
Tangible common equity - Non-GAAP (c)	$521,846	$509,398	$428,834	$426,226	$414,043

Total assets - GAAP (b)	$6,181,188	$6,088,072	$4,794,075	$4,608,629	$4,365,129
Less: Goodwill	(135,830)	(136,529)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(5,871)	(5,162)	(1,885)	(1,962)	(2,042)
Tangible assets - Non-GAAP (d)	$6,039,487	$5,946,381	$4,779,677	$4,594,154	$4,350,574

Total stockholders' equity to total assets - GAAP (a/b)	10.73%	10.69%	9.25%	9.56%	9.82%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.64%	8.57%	8.97%	9.28%	9.52%

Total shares outstanding (e)	26,585	26,588	22,781	22,692	22,692

Book value per share - GAAP (a/e)	$24.96	$24.49	$19.46	$19.42	$18.89
Tangible common equity per share - Non-GAAP (c/e)	19.63	19.16	18.82	18.78	18.25

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.

	Quarterly Comparison
(Dollars in thousands)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Total Loans - GAAP (a)	$4,189,117	$4,206,392	$3,635,156	$3,531,596	$3,472,481
Less: PPP loans	(231,335)	(377,021)	(612,885)	(550,186)	(642,056)
Total non-PPP Loans - Non-GAAP (b)	$3,957,782	$3,829,371	$3,022,271	$2,981,410	$2,830,425

Allowance for credit losses on loans (c)	$56,533	$59,424	$50,714	$51,920	$50,501
Total non-performing loans (d)	5,049	13,878	14,305	13,179	13,528

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.35%	1.41%	1.40%	1.47%	1.45%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.43%	1.55%	1.68%	1.74%	1.78%

Non-performing loans to total loans - GAAP (d/a)	0.12%	0.33%	0.39%	0.37%	0.39%
Non-performing loans to total loans - Non-GAAP (d/b)	0.13%	0.36%	0.47%	0.44%	0.48%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.

	Quarterly Comparison
(Dollars in thousands)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Total non-interest expenses - GAAP (a)	$34,558	$48,177	$24,973	$29,029	$25,646
Less: Non-recurring merger expenses	(525)	(18,100)	(400)	-	-
Less: Amortization of investments in tax credit partnerships	(53)	(231)	(31)	(2,955)	(52)
Total non-interest expenses - Non-GAAP (c)	$33,980	$29,846	$24,542	$26,074	$25,594

Total net interest income, fully tax equivalent	$45,643	$41,661	$37,874	$36,301	$33,768
Total non-interest income	17,614	15,788	13,844	13,698	13,043
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$63,257	$57,449	$51,718	$49,999	$46,811

Efficiency ratio - GAAP (a/b)	54.63%	83.86%	48.29%	58.06%	54.79%
Efficiency ratio - Non-GAAP (c/b)	53.72%	51.95%	47.45%	52.15%	54.68%

	Nine months ended	Nine months ended
(Dollars in thousands)	9/30/21	9/30/20

Total non-interest expenses - GAAP (a)	$107,708	$72,630
Less: Non-recurring merger expenses	(19,025)	-
Less: Amortization of investments in tax credit partnerships	(315)	(141)
Total non-interest expenses - Non-GAAP (c)	$88,368	$72,489

Total net interest income, fully tax equivalent	$125,178	$99,834
Total non-interest income	47,246	38,201
Less: Gain/loss on sale of securities	-	-
Total revenue - GAAP (b)	$172,424	$138,035

Efficiency ratio - GAAP (a/b)	62.47%	52.62%
Efficiency ratio - Non-GAAP (c/b)	51.25%	52.51%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Effective for the three month period ended March 31, 2020, the Company has reclassified credit loss expense for off-balance sheet exposures from non-interest expense to provision for credit losses and combined this with the provision for losses on loans on the face of the income statement.

	Quarterly Comparison
(in thousands)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Provision for credit losses - loans	$(1,000)	$4,697	$(1,200)	$1,400	$4,418
Provision for credit losses - off balance sheet exposures	(525)	(550)	(275)	(900)	550
Total provision for credit losses	$(1,525)	$4,147	$(1,475)	$500	$4,968

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact that non-recurring items related to the Kentucky Bancshares acquisition had on results for the three and six months ended June 30, 2021, Bancorp considers adjusted return on average assets and return on average equity ratios important as they reflect performance after removing certain merger expenses and purchase accounting adjustments.

	Quarterly Comparison
(Dollars in thousands)	9/30/21	6/30/21	3/31/21	12/31/20	9/30/20

Net income, as reported (a)	$23,162	$4,184	$22,710	$17,736	$14,533
Add: Non-recurring merger expenses	525	18,100	400	-	-
Add: Provision for credit losses on non-PCD loans	-	7,397	-	-	-
Less: Tax effect of adjustments to net income	(110)	(5,354)	(84)	-	-
Total net income - Non-GAAP (b)	$23,577	$24,327	$23,026	$17,736	$14,533

Total average assets (c)	$6,139,176	$5,226,654	$4,710,836	$4,512,874	$4,325,500

Total average equity (d )	660,099	516,427	444,821	433,596	426,049

Return on average assets - GAAP (a/c)	1.50%	0.32%	1.96%	1.56%	1.34%
Return on average assets - Non-GAAP (b/c)	1.52%	1.87%	1.98%	1.56%	1.34%

Return on average equity - GAAP (a/d)	13.92%	3.25%	20.71%	16.27%	13.57%
Return on average equity - Non-GAAP (b/d)	14.17%	18.89%	20.71%	16.27%	13.57%

Contact:	T. Clay Stinnett Executive Vice President, Treasurer and Chief Financial Officer (502) 625-0890